Exhibit 99.1

Press Release

Sonic Automotive Announces Closing of $1.15 Billion of Senior Notes in a Private Offering

CHARLOTTE, N.C. — October 27, 2021 — Sonic Automotive, Inc. (“Sonic Automotive” or the “Company”) (NYSE: SAH), a Fortune 500 Company and one of the nation’s largest automotive retailers, today announced the closing of its private offering of $1,150,000,000 aggregate principal amount of Senior Notes, consisting of its $650,000,000 aggregate principal amount of 4.625% Senior Notes due 2029 (the “2029 Notes”) and $500,000,000 aggregate principal amount of 4.875% Senior Notes due 2031 (the “2031 Notes,” and together with the 2029 Notes, the “Notes”). The 2029 Notes and the 2031 Notes were issued at par. The Notes will be guaranteed on a senior unsecured basis by certain of the Company’s subsidiaries.

The Company intends to use the net proceeds from the offering of the Notes, together with additional borrowings, to: (i) fund, if consummated, the acquisition of RFJ Auto Partners, Inc. (together with its subsidiaries, “RFJ Auto”); (ii) redeem all of the Company’s outstanding 6.125% Senior Subordinated Notes due 2027 (the “6.125% Notes”) pursuant to the terms of the indenture governing the 6.125% Notes; (iii) pay related fees and expenses; and (iv) for general corporate purposes, which may include the acquisition and development of dealerships and related real property and the repayment of outstanding indebtedness.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes and related guarantees were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and in offshore transactions pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell or a solicitation of an offer to buy the Notes and related guarantees or any other securities in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale would be unlawful.

About Sonic Automotive

Sonic Automotive, Inc. is a leading automotive retailer based in Charlotte, North Carolina.

Forward-Looking Statements

Included herein are forward-looking statements, including statements pertaining to a private offering of securities and redemption of all the outstanding 6.125% Notes. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including, without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, anticipated future growth in our EchoPark Segment, the success of our operational strategies, the rate and timing of overall economic expansion or contraction, the effect of the COVID-19 pandemic and related government-imposed restrictions on operations, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports and information filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.

Company Contacts:

Heath Byrd, Executive Vice President and Chief Financial Officer 704-566-2400

Danny Wieland, Vice President, Investor Relations 704-927-3462

ir@sonicautomotive.com